OPTION AND PUT AGREEMENT

This Option and Put Agreement is made this ___ day of _____, 1999 between Thomas H. Highley, an individual resident in Michigan, USA ("Highley"), Stephen J. Johandes, an individual resident in Michigan, USA ("Johandes") and Stephen R. Grossman, an individual resident in Michigan, USA ("Grossman") (who are sometimes referred to collectively in this Agreement as "the Management Group") and Fletcher Challenge Forests USA Inc., a Delaware corporation ("FCF").

RECITALS

A. FCF and The Empire Company, Inc. (the "Company") are parties to a Stock Purchase Agreement dated _____ (the "Stock Purchase Agreement") pursuant to which FCF has agreed to purchase, and the Company has agreed to issue and sell, on the terms and conditions set forth therein, certain shares of the Company's common stock.

B. The Management Group has agreed to grant FCF the right to acquire from the Management Group additional shares of the Company's common stock under certain terms and conditions, and FCF has agreed to grant to the Management Group the right to require FCF to purchase from the Management Group additional shares of the Company's common stock under certain terms and conditions. This Agreement, which is required by the Stock Purchase Agreement to be executed and delivered by the Management Group as a condition to the purchase of such shares by FCF, is intended to create such rights and to set forth the terms and conditions under which they may be exercised.

C. The Management Group, the Company and FCF are parties to a Shareholders' Agreement dated _______ (the "Shareholders' Agreement").

NOW THEREFORE, in consideration of the mutual agreements, covenants and provisions herein contained, the parties agree as follows:

1. DEFINITIONS.

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1. Capitalized terms used in this Agreement and not otherwise defined herein have the meaning ascribed to them in the Stock Purchase Agreement.

"EBITDA" shall mean the Company's net income (loss) for the fiscal year as reflected on its annual audited Financial Statements, excluding (to the extent net income is reduced or increased or net loss is increased or reduced thereby), without duplication, (a) interest expense, (b) provisions for federal income taxes, (c) depreciation expense, (d) amortization expense, (e) extraordinary gains or losses, (f) gains or losses on the sale or disposal of assets not in the ordinary course of business, (g) the cumulative effect of any changes in accounting principles, (h) compensation associated with stock under the Option and Put Agreement and The Empire Company, Inc. 1998 Phantom Share Bonus Plan, (i) investment income and losses, (j) acquisition expenses incurred related to transactions and (k) unusual or non-recurring income and expenses as mutually agreed upon by the Company and FCF. Exhibit A sets out a sample calculation of EBITDA and calculations of EBITDA hereunder are intended to be consistent with such Exhibit A.

"Encumbrance" means any claim, charge, lien, equity, third party right, option, right of pre-emption or any other encumbrance, priority or security interest of whatsoever nature;

"Exercise Notice" means a written notice from FCF to the Management Group exercising the Purchase Option with respect to the Purchase Option Shares;

"Exercise Price" means the price payable upon exercise of the Purchase Option, which shall be the greater of (i) six times EBITDA less Indebtedness, with EBITDA to be based on the average for the two fiscal years of the Company immediately preceding exercise of the Purchase Option as shown in the Company's audited Financial Statements times one third and (ii) US$4,500,000;

"Event" means (i) a change of control of FCF, (ii) Highley's death or disability, (iii) termination of Highley's employment by the Company other than for cause or if Highley voluntarily resigns from the Company with good reason, or (iv) FCF determines to sell or otherwise transfer its stock in the Company, or FCF wishes to cause the Company to effect a sale or other transfer of all or substantially all of the Company's assets, or FCF approves a business combination involving the Company, each as described in Section 4.3(b) of the Shareholders' Agreement;

"Financial Statements" as of any date means a consolidated (with all subsidiaries, if any) balance sheet and statement of shareholders' equity of the Company as of the date specified and consolidated (with all subsidiaries, if any) statements of the Company's income and cash flows for the fiscal year then ended (in the case of annual audited statements) or the fiscal quarter and year- to-date period then ended (in the case of unaudited quarterly statements);

"Indebtedness" shall mean the average as of the three fiscal month end dates immediately preceding a measurement date of (i) interest-bearing indebtedness of the Company for money borrowed evidenced by notes, revolving credit agreements or other similar instruments (including capitalized leases) plus (ii) outstanding checks less (iii) cash.

"Purchase Option" means FCF's right to acquire from the Management Group the Purchase Option Shares;

"Purchase Option Period" means the two year period following the second anniversary of the Closing Date;

"Purchase Option Shares" means one half of the shares of Common Stock of the Company owned by the Management Group at the date of the Exercise Notice;

"Purchase Price" means the price payable upon exercise of the Put Option, which shall be the greater of (i) six times EBITDA less Indebtedness, with EBITDA to be based on the average for the two fiscal years of the Company immediately preceding exercise of the Put Option as shown in the Company's audited Financial Statements times one third and (ii) US$4,500,000;

"Put Notice" means a written notice from the Management Group to FCF demanding that FCF purchase the Put Option Shares;

"Put Option" means the Management Group's right to require FCF, on the terms and conditions set forth herein, to purchase from the Management Group the Put Option Shares;

"Put Option Shares" means all of the shares of Common Stock of the Company owned by the Management Group at the date of the Put Notice;

"Put Option Period" means the 2 year period following the second anniversary of the exercise by FCF of the Purchase Option.

2. PURCHASE OPTION.

2.1 GRANT OF OPTION.

The Management Group hereby grants to FCF the Purchase Option.

2.2 TIME OF EXERCISE OF OPTION.

The Purchase Option may be exercised in whole (and not in part only) by FCF at any time during the Purchase Option Period.

2.3 METHOD OF EXERCISE.

The Purchase Option shall be exercised by delivery of an Exercise Notice to the Management Group.

2.4 CLOSING OF PURCHASE.

The closing of any purchase of shares pursuant to exercise of the Purchase Option shall be held at the offices of the Company on a date agreed to by the Management Group and FCF, but not later than the later of thirty days after delivery by FCF to the Management Group of the Exercise Notice relating to the Purchase Option Shares and ten days after the determination of the Exercise Price. At the closing:

(a) the Management Group will deliver to FCF the certificate(s) representing the Put Option Shares, duly endorsed for transfer or accompanied by stock powers;

(b) the Management Group will provide FCF with reasonable certification in a form reasonably acceptable to FCF's counsel that the Put Option Shares conveyed are free and clear of all Encumbrances;

(c) FCF will deliver the Exercise Price to the Management Group by wire transfer.

3. PUT OPTION

3.1 GRANT OF RIGHT.

FCF hereby grants to the Management Group the Put Option.

3.2 TIME OF EXERCISE.

The Put Option may be exercised in whole (and not in part only) by the Management Group at any time during the Put Option Period at its discretion or within 15 days of the happening of an Event.

3.3 MANNER OF EXERCISE.

The Management Group, acting through Highley, may exercise the Put Option by delivering to FCF a Put Notice. Any Put Notice will be effective only if delivered during the Put Option Period, or within 15 days of the happening of an Event, as the case may be.

3.4 CLOSING OF PURCHASE.

The closing of any purchase by FCF of Put Option Shares pursuant to any exercise of the Put Option shall be held at the offices of the Company on a date agreed to by the Management Group and FCF, but not later than the later of thirty days after delivery by the Management Group to FCF of the Put Notice relating to the Put Option Shares and ten days after the determination of the Purchase Price. At the closing:

(a) the Management Group will deliver to FCF the certificate(s) representing the Put Option Shares, duly endorsed for transfer or accompanied by stock powers;

(b) the Management Group will provide FCF with reasonable certification in a form reasonably acceptable to FCF's counsel that the Put Option Shares conveyed are free and clear of all Encumbrances;

(c) FCF will deliver the Purchase Price to the Management Group by wire transfer.

4. DETERMINATION OF EXERCISE PRICE AND PURCHASE PRICE.

Promptly following delivery of a Put Notice or an Exercise Notice, the Management Group and FCF shall instruct the Company's auditors to determine the Company's EBITDA, for computation of the Purchase Price or the Exercise Price, as the case may be. Following determination of the Company's EBITDA, the Purchase Price or the Exercise Price, as the case may be, shall be promptly determined. Exhibit A sets out a sample EBITDA calculation and a sample calculation of the Purchase Price and the Exercise Price, and calculations hereunder are intended to be consistent with such Exhibit A.

5. ADJUSTMENT PROVISIONS.

The aggregate number of shares with respect to which the Purchase Option or the Put Option may be exercised will be appropriately adjusted for any increase or decrease in the number of issued shares representing an equity interest in the Company resulting from any merger, reorganization, consolidation, recapitalization, liquidation stock dividend, stock split, reverse stock split or other change in the corporate structure of the Company affecting its equity securities. Such adjustment shall be made in the number of shares which may be purchased upon exercise of the Purchase Option or the Put

Option and in the Exercise Price and the Purchase Price, to the extent appropriate to prevent dilution or enlargement of FCF's rights.

6. GENERAL PROVISIONS.

6.1 NOTICES

All notices under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Fletcher Challenge Forests USA Inc.:

Attention: Paul L. Fowler
Facsimile No.: 64 9 571 9870

with a copy to: Floyd Robichaux
Facsimile No.: 64 9 571 9970

The Management Group

Facsimile No.: 616 748 7665

with a copy to: Dickinson Wright PLLC

Attention: Stuart F. Cheney
Facsimile No.: 616 458 6753

6.2 FURTHER ASSURANCES

The parties agree

(a) to furnish upon request to each other such further information,

(b) to execute and deliver to each other such other documents, and

(c) to do such other acts and things,

all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

6.3 WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power,

or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

6.4 ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Fletcher Challenge Forests Limited and Highley dated 6 August 1999 and signed by Highley on 9 August 1999) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

6.5 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other party, which will not be unreasonably withheld, except that FCF may assign any of its rights under this Agreement to any affiliate of FCF which is not a direct competitor of the Company. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

6.6 SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.7 TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

6.8 GOVERNING LAW

This Agreement will be governed by the laws of the State of Michigan without regard to conflicts of laws principles.

6.9 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

6.10 CROSS-DEFAULT

The parties agree that any default or Breach by a party hereto under or of the Shareholders' Agreement, which default or Breach continues for more than the applicable cure period, if any, with respect thereto, shall constitute a default or Breach by that party of this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Fletcher Challenge Forests USA Inc.

By: ____________________
Director

By: ________________________
Thomas H. Highley

By: ________________________
Stephen J. Johandes

By: ________________________
Stephen R. Grossman

EXHIBIT A

THE EMPIRE COMPANY
Sample Calculations Based on Audited Numbers for Financial Year Ending 30 September 1998

EBITDA Calculation

		US$000's
Net Income		385,218 A
Depreciation		653,556 A
Amortization		81,210 A
Interest Expense		2,556,550 A
Amortization of Deferred Financing Costs		40,098 A
Acquisition Expense		57,842 A
Provision for Federal Income Taxes		227,000 A
EBITDA		**4,001,474**

Sample Calculation of the Exercise Price (on exercise of the Purchase Option) and Purchase Price (on exercise of the Put Option)

EBITDA (from above)		4,001,474	
Multiplier	X	6	
Enterprise Value		24,008,844	
Add Cash		0 B	
Less Short Term Debt		0 B	
Less Current Portion of Long Term Debt		(562,500) B	
Less Long Term Debt		(15,464,120) B	
Less outstanding Cheques		(316,868) B	
Total Debt		(16,343,488)	
Total Enterprise Equity Value		7,665,356	
		Purchase Option	Put Option
Management Value Proportion of Equity Value =	X	$66^{2}/_{3}$%	$33^{1}/_{3}$%
Management Value (Equity value X Proportion) =		5,110,237 C	2,555,119 C
Option Proportion		50%	100%
Calculated Exercise Cost		2,555,119	2,555,119
Minimum Price		4,500,000	4,500,000

"Exercise Price"/"Purchase Price"	4,500,000 D	**4,500,000 D**

(A) Per Audited Financial Statements--Income Statement
(B) Per Audited Financial Statements--Balance Sheet
(C) Management's value will be its then proportionate share of the enterprise value less the then existing balance sheet obligation with respect to The Empire Company, Inc. 1998 Phantom Share Bonus Plan.
(D) The phantom share obligations as evidenced on the books of the Company at the date with respect to which the calculation above is made shall be subtracted from the Exercise Price or the Purchase Price as the case may be, with the net being paid to the selling persons. The phantom share obligations will continue to be met thereafter by the Company according to the terms of the plan, together with the appropriate withholdings and reportings.